UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934
Check the appropriate box:

☒	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☐	Definitive Information Statement

ECOBLU PRODUCTS, INC.
 (Name of Registrant As Specified In Charter)

 Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

ECOBLU PRODUCTS, INC.
900 West Vista Way
Vista, CA 92083

(Preliminary)

November 2 , 2010

Copies to:

Gregg E. Jaclin, Esq.
Christine Melilli, CPA, Esq.
Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
(732) 409-1212

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Ecoblu Products, Inc., a Colorado Corporation (the “Company”), to notify such Stockholders of the following:

(1)
 On or about September 9, 2010, the Company received written consents in lieu of a meeting of Stockholders from Shareholders owning a majority of the issued and outstanding shares of the Company authorizing the Board to amend our Articles of Incorporation in the State of Colorado to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to Five Hundred Million (500,000,000) shares of common stock at par value of $.001.

On September 9, 2010, the Board approved the increase in our authorized shares. Accordingly, your consent is not required and is not being solicited in connection with the approval of the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company.  The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them. The Board has fixed the close of business on September 9, 2010, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders.   However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about December 2, 2010 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”).  Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549.  Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Annual Report on Form 10K for the year ended June 30, 2010;
2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
3.	Quarterly Report on Form 10-Q for the quarter ended December 31, 2009;
4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q AND HOUSEHOLDING

A copy of the Company’s Annual Report on Form 10-K, as well as, Forms 10-Q, as filed with the SEC are available upon written request and without charge to shareholders by writing to the Company c/o, Chief Financial Officer, 900 West Vista Way, Vista, CA 92083 or by calling telephone number (909) 519-5470. A copy of any and all information that has been incorporated by reference into this information statement shall be sent by first class mail or other equally prompt means within one business day of receipt of such request.

In certain cases, only one Annual Report and Quarterly Report(s) may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders at that address. The Company will undertake to deliver promptly upon written or oral request a separate copy of the Annual Report or Quarterly Report(s), as applicable, to a stockholder at a shared address to which a single copy of such documents was delivered. Such request should also be directed to Chief Financial Officer, Ecoblu Products, Inc. at the address or telephone number indicated in the previous paragraph. In addition, shareholders sharing an address can request delivery of a single copy of Annual Reports or Quarterly Reports if they are receiving multiple copies of Annual Reports or Quarterly Reports by directing such request to the same mailing address.

All Annual Reports and Quarterly Reports are filed with the Commission and are of public record. Such information can be accessed at www.sec.gov.

OUTSTANDING VOTING SECURITIES

As of September 9, 2010, the Company had 78,352,463 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.  On September 9, 2010, the holders of the majority of the issued and outstanding shares of the Company held 45,000,000 shares (or approximately 57.43% of the 78,352,463 shares of Common Stock then outstanding, each with 1 vote) executed and delivered to the Company a written consent approving the actions set forth herein.  Since the action has been approved by the holders of the majority of the issued and outstanding shares of the Company, no proxies are being solicited with this Information Statement. The Board adopted resolutions approving the actions set forth herein on September 9, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company’s common stock owned on September 9, 2010, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Name of Beneficial Owner	Number of Common Shares Owned	Percent of Class
Steven Conboy	45,000,000	57.43%
Mark Vuozzo	5,000,000	6.38%
Hudson Bay Fund, LP	5,453,000	6.96%
Hudson Bay Overseas Fund, Ltd.	7,847,000	10.02%
Alpha Capital Anstalt	6,650,000	8.49%
Rod McKinley	0	0%

All Officers and Directors as a Group (3 persons)	50,000,000	63.81%

DISSENTER’S RIGHTS OF APPRAISAL

No Appraisal Rights

Under the Colorado General Corporation Law, dissenting shareholders will not have rights to appraisal in connection with the Action discussed in this Information Statement.

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Company's Articles of Incorporation, as amended (the "Articles of Incorporation") authorizes the maximum number of shares outstanding at any time shall be One Hundred Million (100,000,000) shares of common stock with no preemptive rights, $.001 par value.  On September 9, 2010, the Board approved an amendment to the Articles of Incorporation to authorize Five Hundred Million (500,000,000) shares of common stock, $.001 par value.  Each share of common stock is entitled to one vote.  The Board is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the common stock or preferred stock.  These additional shares of common stock will have the same rights, privileges, preferences and restrictions as the Company’s shares of common stock which are currently authorized.

The general purpose and effect of the amendment to the Company's Articles of Incorporation is to authorize Five Hundred Million (500,000,000) shares of common stock. The reason for the increase in authorized shares of common stock is due to our current insufficiency of authorized shares necessary to meet commitments for share issuances in connection with the Securities Purchase Agreement (the “Agreement”) we entered into on March 26, 2010 with accredited investors to place Senior Secured Convertible Notes (the “Notes”) due March 26, 2011 totaling $1.5 million in gross proceeds before fees and expenses. The holders, may convert the Notes into shares of Common Stock at a conversion price of $0.40 at any time which upon full conversion of the Notes would result in the issuance of 3,750,000 shares of Common Stock.   As of June 26, 2010, the Notes began to amortize in ten monthly installments.  The amortization payments can be made in, at the Company’s option, either cash or, subject to the satisfaction of certain customary conditions, registered shares of common stock.   In connection with the issuance of the Notes, the Company issued Series A through G Warrants to purchase fully paid and nonassessable shares of the Company's Common Stock. Such Warrants, if fully exercised, would result in the conversion of 26,250,000 shares of common stock. As such, an increase in our authorized common shares is necessary. The net proceeds of the financing will be used to buy inventory, including lumber and chemical concentrates, for product development, testing and laboratory equipment and for general and administrative purposes.

We currently have no plans or intentions to enter into a merger, acquisition or similar transaction at this time or in the future.

The general effect upon the rights of the existing security holders as a result of the increase in common stock is an overall dilution of the Company’s stock and the inherent effects that increasing the Company’s outstanding common stock has on shareholder value based on the dilutive impact of the additional authorized shares. If the Board deems it to be in the best interests of the Company and the stockholders of the Company to issue additional shares of common stock in the future from authorized shares, the Board generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

 Anti-Takeover Effects of the Increase in the Number of Authorized Shares of Common Stock

THE OVERALL EFFECT OF THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK MAY BE TO RENDER MORE DIFFICULT THE ACCOMPLISHMENT OF MERGERS OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE DIFFICULT THE REMOVAL OF MANAGEMENT.

The effective increase in our authorized shares could potentially be used by management to thwart a take-over attempt.  The over-all effects of this proposal might be to render it more difficult or discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s securities and the removal of incumbent management.  The proposal could make the accomplishment of a merger or similar transaction more difficult, even if, it is beneficial to shareholders.  Management might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent stockholders that would provide an above market premium, by issuing additional shares to frustrate the take-over effort.

As discussed above, the reason the increase in authorized shares of common stock is to meet commitments for share issuances in connection with the Agreement we entered into on March 26, 2010 with accredited investors. This increase is not the result of management’s knowledge of an effort to accumulate the issuer’s securities or to obtain control of the issuer by means of a merger, tender offer, solicitation or otherwise.

Neither the Company’s charter nor its by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision.  The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the actions stated herein, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders.  The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on December 2 , 2010.

By Order of the Board
/s/ Steven Conboy
Steven Conboy President, CEO & Board Member